Exhibit 10.1

PENNS WOODS BANCORP, INC.

300 Market Street

Williamsport, Pennsylvania 17701

September 28, 2010

Mr. William H. Rockey

131 Emery Road

Centre Hall, Pennsylvania 16828

Dear Bill:

This letter confirms our understanding regarding your agreement to provide certain consulting services to Jersey Shore State Bank (the “Bank”) and its sole shareholder, Penns Woods Bancorp, Inc. (the “Holding Company”) (the Holding Company and the Bank sometimes will be referred to collectively as the “Company”), following your retirement as an executive officer and employee of the Company, effective September 30, 2010. The following (the “Agreement”) is intended to set forth the terms and conditions upon which we have mutually agreed.

1.             Consulting Services; Termination of Employment Agreement and Participation in Benefit Plans.

A.            You agree that your employment with the Company will cease effective as of the close of business on September 30, 2010.

B.            The Company engages you, and you hereby accept the engagement, to perform consulting services, as an independent contractor, relating to retention and development of customers of the Bank in Centre County, Pennsylvania, subject to the terms and conditions of this Agreement, from October 1, 2010 until September 30, 2011 (the “Consulting Term”).  During the Consulting Term, you will provide such services as may be requested from time to time by the Company’s President and Chief Executive Officer principally relating to business development activities.  You agree to devote such time and attention as is reasonably necessary to perform the consulting services, not to exceed sixty (60) hours per month or twenty-five (25) hours per week in any event, and to respond promptly by telephone or email correspondence to inquiries during normal business hours from the appropriate officers of the Holding Company or the Bank relating to your activities.

C.            You agree that you are not engaged by the Company on a full-time exclusive basis and that you retain the right to perform your services for the general public during the Consulting Term. You and the Company intend and agree that you are an independent contractor and that nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between the Company and you. You agree that you are not authorized to execute contracts on behalf of the Company.

D.            You will not be required to perform any consulting services on the Company’s premises unless otherwise agreed by you and the Company and the Company will not control and will have no right to control the exact manner, precise means, or exact method by which you perform services.  However, the Company will have the right to exercise general supervision over the results to be derived from your services and the date by which such services will be completed.  If the nature of the services provided by you requires that the services be performed at the Company’s premises, then the Company will provide you such temporary working space and facilities at its Zion office as may be reasonably necessary.  The Company will provide you at no cost all items of personal property necessary for you to perform the consulting services.

E.             You and the Company agree that, effective as of the close of business on September 30, 2010, the employment agreement between you, the Holding Company, and the Bank dated January 11, 1999 (as the same may have been further amended, modified, or restated, the “Employment Agreement”) and all subsequent understandings or agreements relating to your employment, if any, will be null and void and of no further force and effect and that you will not be entitled to any compensation or benefits under such agreements or understandings for services rendered, whether prior to or after the date hereof.  Notwithstanding the foregoing, subject to required withholdings, you will be entitled to accrued salary payable under the Employment Agreement through September 30, 2010 for services provided through such date.  Payments of accrued salary will be subject to all required tax and other withholdings.  You will not be eligible for any other salary, bonus or other compensation for any service provided to the Bank, the Holding Company or any of their affiliates or subsidiaries prior to September 30, 2010, except as otherwise set forth herein and except with respect to such benefits you may have accrued as of such date under any pension or welfare benefit plan in which you are a participant.

F.             You acknowledge and agree that except as provided in this Agreement, your participation under any benefit plan, program, policy, or arrangement sponsored or maintained by the Company and any perquisites will cease and be terminated as of September 30, 2010, and your entitlement to previously accrued benefits under any plan, program, policy, or arrangement shall be governed by the terms thereof.  Nothing contained in this Section 1 or elsewhere in this Agreement will be deemed to in any manner limit or restrict any benefits that you have accrued as of September 30, 2010 under any plan, program, policy, or arrangement applicable to employees of the Holding Company or the Bank in which you participated on the date of your retirement, including, without limitation, the Company’s pension plan and the Company’s 401(k) plan.

G.            The termination of your employment and the execution of this Agreement will not affect your position as a Class 1 non-employee director of the Holding Company and you will remain in such position subject to the normal terms and conditions of such directorship.  Nothing in this Agreement is intended to supersede or affect your rights or obligations as a non-employee director of the Holding Company.

2.             Compensation and Benefits during the Consulting Term.

A.            In consideration of the consulting services referred to in Section 1, the Company will pay you, and you will accept, a fee of Four Thousand Eight Hundred Dollars

($4,800.00) per month, payable on or before the fifteenth (15th) day of each calendar month during the Consulting Term.  Such monthly fees will constitute the sole and exclusive compensation to which you are or may become entitled for consulting services performed hereunder during the Consulting Term.  Without limiting the generality of the foregoing, except as specifically otherwise provided in this Agreement, you will have no right by virtue of your role as a consultant to participate in, or to receive benefits under, any of the following plans, programs, policies, or arrangements which may be maintained by, or which may be available for individuals providing services to the Holding Company or the Bank or any of their affiliates: any qualified or non-qualified deferred compensation or retirement plan; any life, health (including hospitalization, medical and major medical), accident, or disability plan, whether provided through insurance contracts or otherwise; any stock option plan or any other equity participation plan; any bonus, incentive, or other cash compensation program; and any vacation, sick leave, severance pay, holiday, or other fringe benefit program of any name or nature whatsoever.

B.            With respect to the compensation described in Section 2(A), you acknowledge that you bear sole responsibility for payment on behalf of yourself of any federal, state, and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other payments and expenses.

C.            You acknowledge that your health insurance coverage provided through the Company’s sponsored health plan will terminate for you and your currently covered dependants on September 30, 2010. In addition, you acknowledge that in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) you have the right, at your cost and expense, to temporarily continue health, vision, and dental insurance benefits following the date of your termination of employment.

D.            Notwithstanding anything contained in this Agreement to the contrary, all payments provided under this Section are subject to your execution and nonrevocation of the release of claims attached hereto as Exhibit A (the “Release”).

3.             Expenses.

If, in connection with the performance of consulting services hereunder, you incur out-of-pocket costs for reasonable business expenses of a type for which the officers of the Bank would be reimbursed by the Bank, you will be entitled to reimbursement therefor in accordance with the standards and procedures in effect from time to time for expense reimbursements to the Bank’s officers.

4.             Split-Dollar Life Insurance Policy.

In accordance with Article 9 of that certain split dollar life insurance agreement between you and the Bank, dated January 11, 1999 (the “Split-Dollar Agreement”), you will have thirty (30) days after the date of your termination of employment in which to repay the Company the amount which it has contributed toward payment of the premiums due on the Policy (as defined in the Agreement), at which time the Bank will release the collateral assignment of the Policy as set forth in Article 9 of the Split Dollar Agreement.  If you do not repay such amount within such period, the Company may enforce any rights which it has under the Split-Dollar Agreement and the related collateral assignment. This Section is subject to the terms and conditions of the Split-Dollar Agreement and the related collateral assignment.

5.             Restrictive Covenants.

A.            You recognize and acknowledge that during your employment with the Company you had and during the Consulting Term you will have access to certain confidential and proprietary business information and trade secrets (collectively, “Information”), including but not limited to client and customer information, information relating to the Company’s strategic and business plans, and the Company’s financial information, all of which are of substantial value to the Company in its business.  You agree that you will not, without the Company’s permission, during the Consulting Term or thereafter, use any Information for your benefit or for the benefit of any third parties, or disclose to any third party in any manner, directly or indirectly, any Information.

B.            During the Consulting Term and for a period of twelve (12) months thereafter, you will not (i) accept employment from or serve as consultant or advisor to any person or entity engaged in the business of banking in the geographic markets served by the Company at that time, or (ii) solicit, directly or indirectly, on your own behalf or on behalf of any other person or entity, any banking or financial services business from any person or entity with whom the Company has had a business relationship at any time prior to the date hereof.

C.            During the Consulting Term and for a period of twelve (12) months thereafter, you will not solicit, directly or indirectly, on your own behalf or on behalf of any other person or entity, any person who has provided services to the Company as an employee, director, independent contractor, or consultant prior to the date hereof to provide any services to you or any other person or entity.

D.            During the Consulting Term and thereafter, you will refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations, or assertions which have or may reasonably have the effect of demeaning the name or reputation of the Company or any of its employees, officers, directors, agents, or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Nothing in this Section 5(D) will preclude you from fulfilling any duty or obligation that you may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such rights under this Agreement in accordance with the dispute provisions specified in Section 9(D) hereof.

E.             Unless and until this Agreement becomes generally available to the public (other than as a result of disclosure by, or at the direction of you), you will maintain as confidential, the terms and contents of this Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court, or (iii) as otherwise agreed to in writing by an officer of the Company.  You agree not to discuss either the existence of or any aspect of this Agreement with any employee or ex-employee of the Company.  You agree to maintain as confidential the contents of the negotiations and discussions resulting in this Agreement, except as permitted by clauses (i) through (iii) of the preceding sentence.

6.             Enforcement of Covenants.

A.            You hereby acknowledge that: (i) the restrictions provided in Section 5 are reasonable in time and scope in light of the necessity of the protection of the business of the Company; (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court will modify the relevant provision to the least extent necessary and then enforce as modified.

B.            If, during the period in which the restrictions of Section 5 are in effect, you, in the good faith judgment of the Company, breach, in any material respect, any of your obligations under Section 5, the Company will have the right, upon written notice to you, to cease to make any further payments under Section 2.

C.            You recognize and agree that should you fail to comply with the restrictions set forth in Section 5, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law.  Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of Section 5, in addition to the remedies available under Section 6(B), the Company will be entitled to preliminary and permanent injunctive relief against you, or both, with nominal bond or other security, and any other relief as may be awarded by a court having jurisdiction over the dispute.  Such injunctive relief in any court will be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.  Further, you agree that the period in which the restrictions of Section 5 are in effect will be extended by a period of time equal to any period during which you will be in breach of any of the covenants set forth in Section 5.  The rights and remedies enumerated in this Section 6 will be independent of each other, and will be severally enforced, and such rights and remedies will be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

7.             Return of Property.  You agree that within five (5) days following the date of your termination of employment, except with respect to your Company provided cellular phone, smart phone, or PDA, you will diligently locate all of the Company’s property within your possession and return to the Company all of the Company’s property and information within your possession.  Such property includes, but is not limited to, automobiles, credit cards, computers, copy machines, facsimile machines, lap top computers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to the Company and any and all copies thereof.  Moreover, you are strictly prohibited from destroying, obliterating, or altering any of the Company’s property covered by this Section 7, and you are strictly prohibited from making copies, or directing copies to yourself through e-mail or other transmission, of any of the Company’s property covered by this Section 7.  After the date of your termination of employment, you agree to promptly respond to any reasonable request by the Company to return the Company property in your possession and/or control, and you further agree that should you later discover any the Company property in your possession and/or control, you will promptly return it to the Company without a specific request by the Company to do so.

8.             Notices.

All notices and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Holding Company or the Bank:

Penns Woods Bancorp, Inc.
300 Market Street
Williamsport, Pennsylvania 17701

Attn:  Ronald A. Walko, President and Chief Executive Officer

If to you:

William H. Rockey

131 Emery Road

Centre Hall, Pennsylvania 16828

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address will be deemed given only upon receipt.

9.             Miscellaneous.

A.            Assignment.  This Agreement will not be assigned, pledged, or transferred in any way by either party without the prior consent of the other party, except that the Company may assign or transfer this Agreement in connection with a sale of all or substantially all assets or a merger or similar transaction.  The Company will require any successor, whether direct or indirect, or by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Holding Company or the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Holding Company or the Bank, as the case may be, would have been required to perform as if no succession had taken place.

B.            Entire Agreement.  This Agreement and the employee benefit plans referenced in herein, contain the entire understanding among you, on the one hand, and the Holding Company and the Bank, on the other hand, with respect to the subject matter hereof, and may be amended only in a written agreement signed by each of the parties.  All prior or contemporaneous understandings, discussions, or agreements, made orally or in writing, including without limitation, the Employment Agreement and all signed and unsigned amendments and proposed amendments thereto and any Company severance policy, are expressly superseded by this agreement.

C.            Headings.  The headings in this letter are for convenience of reference only and will not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

D.            Arbitration.  Any dispute relating to this Agreement between you, on the one hand, and the Holding Company or the Bank, on the other hand, will, at the election of either party, be subject to arbitration in accordance with the rules of the American Arbitration Association then in effect.  Unless otherwise agreed by the parties, the arbitration will take place in Williamsport, Pennsylvania.  The decision of the arbitration panel will be binding on the parties and may be enforced in any court having jurisdiction.  The Holding Company and the Bank will have the right to set off against any amounts otherwise due to you under this Agreement with respect to damages and costs awarded to the Holding Company or the Bank by the arbitration panel.

E.             Specific Performance.  If any party fails to comply with provisions of this Agreement, any other party will be entitled, upon application to any court of competent jurisdiction, to specific performance or injunctive or other equitable relief in order to enforce or prevent violation of such provision or provisions.

F.             Waiver.  No failure or delay on the part of any party in exercising any right under this Agreement will operate as a waiver of such right; nor will any single or partial exercise or the exercise of any other right hereunder preclude any other or further exercise of any right.

G.            Severability.  If one or more of the provisions contained in this Agreement will be determined illegal or unenforceable by a court, no other provision will be affected by such holding.

H.            Choice of Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

If the foregoing is acceptable to you, please acknowledge your agreement, and that your legal representative has reviewed this Agreement with you and advised you regarding its contents, by signing and dating three (3) copies of this letter and returning two of them to me.

PENNS WOODS BANCORP, INC.

	By	/s/ Ronald A. Walko
President and Chief Executive Officer

JERSEY SHORE STATE BANK

	By	/s/ Ronald A. Walko
President and Chief Executive Officer

Agreed to and accepted, intending to be legally bound:

/s/ William H. Rockey
William H. Rockey

Dated: September 28, 2010

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this 28th day of September, 2010, by and between Penns Woods Bancorp, Inc. (the “Employer”) and William H. Rockey (the “Executive”).  Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer, Jersey Shore State Bank (the “Bank”), and the Executive, dated September 28, 2010, (the “Consulting Agreement”).  In consideration of the mutual agreements set forth below, the Executive and the Employer hereby agree as follows:

1.             General Release.

a.     In consideration of the payments and benefits required to be provided to the Executive under the Consulting Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for Executive and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors, and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer, its majority owned subsidiaries and affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its majority-owned subsidiaries and affiliates, or the termination of the Executive’s service in any and all of such relevant capacities, (ii) the employment agreement between the Executive, the Employer, and the Bank dated January 11, 1999 (as the same may have been further amended, modified, or restated, the “Employment Agreement”), or (iii) any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the date hereof; provided, however, that the release set forth in this Section shall not apply to (iv) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Consulting Agreement, (v) any Claims the Executive may have under any plans or programs not covered by the Consulting Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (vi) any indemnification or other rights the Executive may have in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof.  Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship and the Executive’s service as an employee, officer, or director of the Employer or a member of the Employer Group or the termination thereof, as applicable.

2.             Specific Release of Claims.  In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

a.     Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended;

b.     the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); and

c.     all common law Claims including, but not limited to, actions in tort and for breach of contract, including, without limitation, Claims for incentive payments and/or commissions, including but not limited to, Claims for incentive and/or commission payments under any Employer incentive or commission plan, Claims for severance benefits, all Claims to any non-vested ownership interest in the Employer, contractual or otherwise, including but not limited to Claims to stock or stock options.

This release applies to any and all Claims that the Executive may have relating to rights, known or unknown to Executive, resulting from a change in ownership control of the Employer, including, without limitation, rights pursuant to severance agreements, severance plans, incentive plans, equity compensation plans, or any other plan or agreement relating to the Executive’s employment.

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer or Executive’s then employer in connection with Executive’s termination of employment or retirement to consult with an attorney of Executive’s choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3.             No Assignment of Claims.  The Executive represents and warrants that Executive has not assigned any of the Claims being released hereunder.

4.             Complaints.  The Executive affirms that Executive has not filed any complaint against any Releasee with any federal, state, or local court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims.  The Executive affirms further that Executive has not filed any claim, charge, or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”).  The Executive understands that nothing in this Release Agreement prevents Executive from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency; provided however that, the Executive acknowledges that Executive may not be able to recover any monetary benefits in connection with any such claim, charge, complaint, or proceeding and the Executive disclaims entitlement to any such relief.  Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge, or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5.             Revocation.  This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”).  In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period.  In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6.             Cooperation.  The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to Executive’s employment about which Executive has personal knowledge because of Executive’s employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement.  Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule.  The Executive understands that the Employer agrees to reimburse Executive for Executive’s reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7.             No Admission of Liability.  The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8.             Representations and Warranties.  The Executive acknowledges and agrees that (i) Executive is not aware of nor has Executive reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) Executive has not been denied any rights or benefits under the FMLA or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising Executive’s rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9.             Confidentiality.  The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer.  The Executive agrees that before Executive seeks legal counsel or financial or tax advice, Executive will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to Executive.  The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10.           Violation.  If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments.  The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that Executive will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it.  If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

11.           Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement.  These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

12.           Entire Agreement and Amendment.  This Release Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators.  No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.           Applicable Law.  This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law.

14.           Assignment.  The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, Executive’s heirs and representatives.  The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns.  The Executive may not assign this Release Agreement.  The Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

15.           Severability.  If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

16.           Notices.  Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing.  Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office.  The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

17.           Construction.  The masculine pronoun shall include the feminine and neuter, and the singular shall include the plural, where the content requires.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Release Agreement, to fulfill the promises and to receive the Post-Termination Payments, the Executive freely and knowingly, after due consideration, enters into this Release Agreement intending to waive, settle, and release all claims the Executive has or might have against the Employer.

Statement by the Executive who is signing below.  By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement.  I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial, and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the Employer (on its behalf and on behalf of the members of the Employer Group) and the Executive, intending to be legally bound have executed this Release Agreement on the day and year first above written.

PENNS WOODS BANCORP, INC.

By	/s/ Ronald A. Walko

Title	President and Chief Executive Officer

EXECUTIVE

/s/ William H. Rockey

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, William H. Rockey, understand that I have at least twenty-one (21) calendar days to consider and execute this Release Agreement.  After having had the opportunity to consult with counsel, however, I have freely and voluntarily elected to execute this Release Agreement prior to the expiration of the twenty-one (21) calendar day period.

/s/ William H. Rockey	Date: September 28, 2010